EXHIBIT 99.3

NEWS RELEASE
Texas Rare Earth Resources Corp., 304 Inverness Way South, Suite 365, Englewood, CO  80112

For more information contact:
Nadine Wakely Director, Investor Relations
Phone: 303.597.8737
Email: nwakely@trer.com
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Texas Rare Earth Resources to Present at the
John Tumazos Very Independent Research
Metals & Mining Conference

DENVER, CO, and SIERRA BLANCA, TX, November 15, 2011-- Texas Rare Earth Resources Corp. (OTCQB: TRER), a heavy rare earths exploration and development company, announced today that Anthony Garcia, Senior Vice President of Project Development, will present at the John Tumazos Very Independent Research Metals & Mining Conference at the Boston Harbor Hotel in Boston on Tuesday, November 29 at 4:20 PM ET.

A link to the live webcast of the presentation, along with presentation materials, will be available at www.trer.com.  If you are unable to listen to the live presentation, an archive will be available on the website for 90 days after the conference.

About Texas Rare Earth
Texas Rare Earth Resources Corp.'s primary focus is exploring and developing its Round Top rare earth minerals project.  The Round Top project is located in Hudspeth County, Texas, 85 miles east of El Paso, Texas.  Independently published data indicates the property may contain approximately 1.6 billion metric tons of rhyolite host rock, containing rare earth minerals with potentially a 70% ratio of heavy to total rare earth minerals.  Prior exploratory work also indicates what the Company believes to be a potentially large, high-grade beryllium mineralization.  Uranium mineralization is also present in the deposit.  The Company’s common stock trades on the OTCQB Market tier under the symbol “TRER.”

For more information on Texas Rare Earth Resources Corp., visit its website at http://www.trer.com.

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